Exhibit 10.2
Execution Version
ASSIGNMENT AND ASSUMPTION OF UNITS
This ASSIGNMENT AND ASSUMPTION OF UNITS (this “Assignment”) is executed as of December 23, 2024 (the “Closing Date”) by and between Coffeyville Resources Pipeline, LLC, a Delaware limited liability company (“Assignor”), and Plains Pipeline, L.P., a Texas limited partnership (the “Assignee”). Assignor and Assignee are collectively referred to herein as the “Parties” and each individually as a “Party”.
WHEREAS, Assignor and Assignee are parties to that certain Amended and Restated Limited Liability Company Agreement of Midway Pipeline LLC, a Delaware limited liability company (the “Company”), dated as of October 31, 2017 (the “Company LLC Agreement”);
WHEREAS, Assignor desires to transfer, sell, assign, convey, grant and deliver to Assignee, and Assignee desires to purchase, assume and accept, all right, title and interest of Assignor in, to and under all of the CVR Units (as defined in that certain Contribution and Subscription Agreement, dated as of October 31, 2017, by and among Assignor, Assignee and the Company (the “Contribution Agreement”)), representing fifty percent (50%) of the issued and outstanding limited liability company interests in the Company (the “Assigned Interests”), including, without limitation, all rights and obligations related to the Assigned Interests under the Company LLC Agreement; and
WHEREAS, effective as of the Closing (as defined below) Assignee shall own a 100% limited liability company interest in the Company.
NOW THEREFORE, in consideration of the foregoing, of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Defined Terms. Capitalized terms used but not defined in this Assignment shall have the meanings assigned to them in the Company LLC Agreement.
2.Assignment; Assumption. Assignor hereby irrevocably transfers, sells, assigns, conveys, grants, and delivers to Assignee all of Assignor’s right, title, and interest in and to the Assigned Interests, and Assignee hereby irrevocably purchases, receives, and accepts all such right, title and interest. Additionally, Assignee hereby irrevocably assumes and agrees to perform, pay, discharge and be bound by all of the obligations, liabilities, responsibilities and duties arising from or in connection with the Assigned Interests, including under the Company LLC Agreement, and whether attributable to the period before, on or after the Closing, but subject to and without limiting Assignee’s rights and Assignor’s obligations with respect to the Assigned Interests as expressly set forth in this Assignment (collectively, the “Assumed Obligations”).
3.Consideration; Closing Deliveries.
(a)As consideration and payment in full for the Assigned Interests, at the Closing, Assignee shall (i) assume and accept the Assumed Obligations pursuant to Section 2;

and (ii) pay to Assignor an amount equal to $91,845,000 (the “Purchase Price”). All amounts payable pursuant to this Section 3(a) shall be made by wire transfer of immediately available funds, in United States Dollars, to an account designated by Assignor prior to the Closing.

(b)Further, at the Closing, Assignor and Assignee shall execute and deliver or cause the execution and delivery, as applicable, all of the following:
(i) Assignor shall cause its Affiliate, CVR Supply & Trading, LLC (“CVR S&T”), and Assignee shall cause the Company, to duly and validly execute and deliver a Pipeline Commitment Agreement, substantially in the form attached hereto as Exhibit A (the “Pipeline Commitment Agreement”).
(ii) Assignor shall cause its Affiliate, Coffeyville Resources Crude Transportation, LLC (“CVR Transportation”), and Assignee shall cause the Company, to duly and validly execute and deliver:
(A)an amendment, substantially in the form attached hereto as Exhibit B (the “Connection Agreement Amendment”), to that certain Pipeline – ACT Connection Agreement, dated November 30, 2009, by and between CVR Transportation and the Company;

(B)a Pipeline Connection Agreement, substantially in the form attached hereto as Exhibit C (the “Broome Connection Agreement”), governing the connection between the Company’s sixteen inch (16”) crude oil pipeline and CVR Transportation’s Broome Station; and
(iii) Assignor shall cause CVR S&T and Assignee shall cause its Affiliate, Plains Marketing, L.P. (“PMLP”), to duly and validly execute and deliver an amendment, substantially in the form attached hereto as Exhibit D (the “Terminalling Agreement Amendment”), to that certain Amended and Restated Terminalling Agreement, dated October 15, 2007 (as it has been amended, supplemented or otherwise modified from time to time), by and between CVR S&T and PMLP.
(iv) Assignor shall cause CVR Energy, Inc., and Assignee shall and shall cause the Company, to duly and validly execute and deliver a Guarantee Termination Agreement, substantially in the form attached hereto as Exhibit E (the “Guarantee Termination”).
(v) Assignee shall cause the Company to promptly file an amendment to the Tariff (as defined in the Pipeline Commitment Agreement), substantially in the form attached hereto as Exhibit F (the “Tariff Amendment”).
The Pipeline Commitment Agreement, the Connection Agreement Amendment, the Broome Connection Agreement, the Terminalling

Agreement Amendment, the Guarantee Termination, and the Tariff Amendment are referred to in this Agreement collectively as the “Ancillary Agreements”.
4.Representations and Warranties of Assignor. Assignor represents and warrants to Assignee that (a) Assignor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction for which the failure to be so qualified, registered, licensed or in good standing would reasonably be expected to prevent the consummation of the transactions contemplated by this Assignment; (b) Assignor has full limited liability company power and authority to enter into this Assignment, to carry out its obligations hereunder and to consummate the transactions contemplated hereby; (c) the execution and delivery by Assignor of this Assignment, the performance by Assignor of its obligations hereunder and the consummation by Assignor of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Assignor; (d) upon due execution of this Assignment by Assignee, this Assignment is enforceable against Assignor in accordance with its terms, except as such enforceability is limited by general principles of equity and applicable provisions of bankruptcy, insolvency, moratorium, reorganization or similar Laws (the “General Enforceability Exceptions”); (e) Assignor is the record and beneficial owner of the Assigned Interests and has good and valid title to the same; (f) Assignor has not (i) made any prior assignment or sale of the Assigned Interests, (ii) granted any option or preferential purchase right to any Person with respect to the purchase of the Assigned Interests (other than pursuant to the Company LLC Agreement), or (iii) entered into any voting agreement, voting trust, proxy or other similar agreement with respect to the Assigned Interests (other than pursuant to the Company LLC Agreement); (g) no other Person has any right, title or interest in the Assigned Interests except as described in the Company LLC Agreement; (h) the execution and delivery hereof by Assignor and the assignment of all its right, title and interest in and to the Assigned Interests does not conflict, contravene or result in breach of the organizational documents of Assignor or applicable Law; (i) no liens, claims or encumbrances exist on or against the Assigned Interests as of the Closing; (j) no consent or approval of any Governmental Body is necessary for the consummation by Assignor of the transactions contemplated by this Assignment; (k) there is no legal proceeding, suit or arbitration before any Governmental Body pending or, to the knowledge of Assignor, threatened against Assignor or any of its Affiliates, nor is there any judgement, order, injunction or decree of any Governmental Body binding on Assignor or any of its Affiliates, in any case in this clause (k), challenging or preventing the consummation of the transactions contemplated by this Assignment; and (l) Assignor does not have any liability or obligation to pay fees or commissions to any broker, finder, investment banker or other Person with respect to the transactions contemplated by this Assignment for which Assignee would be liable or obligated.
5.Representations and Warranties of Assignee. Assignee represents and warrants to Assignor that (a) Assignee is a limited partnership duly organized, validly existing and in good standing under the laws of Texas and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction for which the failure to be so qualified, registered, licensed or in good standing would reasonably be expected to prevent the consummation of the transactions contemplated by this Assignment; (b) Assignee has full limited partnership power and authority to enter into this Assignment, to carry out its obligations hereunder and to consummate the transactions contemplated hereby; (c) the execution and delivery by Assignee of this Assignment, the performance by Assignee of its obligations hereunder and the consummation by Assignee of the transactions contemplated hereby have been duly authorized by all requisite limited partnership action on the part of Assignee; (d) upon due execution of this Assignment by Assignor, this Assignment is enforceable against Assignee in accordance with its terms, except as such enforceability is limited by the General Enforceability Exceptions; (e) the execution and delivery hereof by Assignee and the acquisition of the Assigned Interests hereunder does not conflict, contravene or result in breach of the organizational documents of Assignee or applicable Law; (f) no consent or approval of any Governmental Body is necessary for the consummation by Assignee of the transactions contemplated by this Assignment; (g) there is no legal proceeding, action, suit or arbitration before any Governmental Body pending or, to the knowledge of Assignee, threatened against Assignee or any of its Affiliates, nor is there any judgement, order, injunction or decree of any Governmental Body binding on Assignee or any of its Affiliates, in any case in this clause (g), challenging or preventing the consummation of the transactions contemplated by this Assignment; (h) Assignee does not have any liability or obligation to pay fees or commissions to any broker, finder, investment banker or other Person with respect to the transactions contemplated by this Assignment for which Assignor would be liable or obligated; and (i) Assignee is (A) an “accredited investor” within the meaning of “accredited investor” under Regulation D of the Securities Act of 1933, and (B) acquiring the Assigned Interests for its own account for investment purposes and not with a view to distribution or sale thereof.
6.Independent Investigation. Assignee is a Member of the Company and acknowledges and agrees that it has conducted its own independent investigation, review and analysis of the Company and the Assigned Interests and acknowledges that it has been provided adequate access to the personnel, documents and data of Assignor and the Company for such purpose, and further acknowledges and agrees that it is accepting the Company assets in their “as-is, where-is, with all faults” condition. Assignee acknowledges and agrees that: (a) in making its decision to enter into this Assignment and to consummate the transactions contemplated hereby, Assignee and its Affiliates have relied solely upon Assignee’s own inquiry and investigation and the express representations and warranties of Assignor set forth in Section 4, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING, THE COMPANY, THE ASSIGNED INTERESTS, THE ASSETS, AND LIABILITIES AND BUSINESS OF THE COMPANY AND THE TRANSACTIONS CONTEMPLATED HEREIN; and (b) in connection with the transactions contemplated by this Assignment, Assignor has not made any representation or warranty as to Assignor, the Company, or the Assigned Interests except as expressly set forth in Section 4.
7.Closing; Effectiveness.
(a)The closing (the “Closing”) of the transactions contemplated by this Assignment shall take place simultaneously with the execution of this Assignment on the Closing Date by the electronic exchange of .pdf signature pages. The Closing shall be deemed to occur at 12:00:01 a.m. Central Time on the Closing Date.

(b)Notwithstanding anything in this Assignment to the contrary or the execution of this Assignment as of the Closing Date, for purposes of accounting for the economic benefit and burden of any revenue, costs, expenses or liabilities of the Company following the Closing, this Assignment shall be effective as of 12:00:01 a.m. Central Time on December 1, 2024.
8.Member Withdrawal; Board Member and Officer Resignation. Effective as of the Closing, Assignor shall automatically cease to be a Member of the Company or otherwise have any rights or obligations as a Member of the Company other than as expressly provided in Article 4 of the Company LLC Agreement, and any Assignor-designated Board Member appointed to the Board (or any committee thereof) or any Assignor-designated officer appointed by the Board shall be deemed to have automatically resigned without further action.
9.Limited Remedies/Indemnification. The express representations, warranties, covenants and agreements made in this Assignment shall survive the Closing. Subject to Section 12,
(a) Assignor agrees to indemnify, defend and hold harmless Assignee with respect to any losses, liabilities, actions, suits, debts, accounts, obligations, covenants, claims and demands whatsoever, whether threatened, pending or completed (collectively, “Claims”), suffered by Assignee resulting from, arising out of or relating to (i) any breach of representation or warranty of Assignor, (ii) any non-fulfillment of or failure to perform any covenant or agreement in this Assignment on the part of Assignor, or (iii) any U.S. federal, state or local income tax obligations arising out of or related to the ownership of the Assigned Interests for any taxable period ending on or before the Closing Date, and
(b) Assignee agrees to indemnify, defend and hold harmless Assignor with respect to any Claims suffered by Assignor resulting from, arising out of or relating to (i) any breach of representation or warranty of Assignee, or (ii) any non-fulfillment of or failure to perform any covenant or agreement in this Assignment on the part of Assignee.

The Parties acknowledge and agree that the indemnification provided in this Section 9 (subject to Section 12) shall be the exclusive post-Closing remedy available to any Party with respect to any breach of any representation, warranty, covenant or agreement in this Assignment, or otherwise in respect of the transactions contemplated by this Assignment, except in the case of intentional fraud by the other Party.
10.Release. Except for any rights and remedies of a Party or its Affiliates expressly set forth in this Assignment or the Ancillary Agreements, each of which are expressly retained and are not released, each Party and its Affiliates (including, in the case of Assignee, the Company) (collectively, the “Releasing Parties”) hereby release and forever discharge, and will indemnify, defend and hold harmless, the other Party and its Affiliates (including, in the case of Assignee, the Company) (collectively, the “Released Parties”) of and from any and all liabilities, actions, suits, debts, accounts, obligations, covenants, claims and demands whatsoever, in law or in equity, which any Releasing Party ever had, now has, or may have, or which any successor or assign of any Releasing Party hereafter can, shall or may have, against any of the Released Parties relating to, resulting from or arising out of the Company LLC Agreement or the Assigned Interests (including, the case of Assignor, any right to distributions from the Company for any period of time). Notwithstanding the preceding sentence to the contrary, the right to indemnification and the releases conferred in this Section 10 shall not limit any right which any Released Party or Releasing Party may have pursuant to Article 4 or Article 10 of the Company LLC Agreement as of the Closing.
11.Further Assurances. From time to time after the Closing Date, Assignor shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, to Assignee, and Assignee shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, to Assignor such further documents and instruments, including supporting documentation reasonably requested for accounting and other reporting purposes, and each Party shall take such other and further actions, in each case, as may be reasonably requested by the other Party in order to effectuate the transfer of ownership of the Assigned Interests to Assignee. Such further actions shall include, without limitation, actions or filings with federal or state Governmental Bodies to reflect the change in ownership of the Assigned Interests.
12.Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS ASSIGNMENT, THE PARTIES EXPRESSLY AGREE THAT, EXCEPT WITH RESPECT TO A THIRD PARTY CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION PURSUANT TO THIS ASSIGNMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO LOST REVENUES, PROFITS AND/OR GOODWILL, FOR ANY MATTER ARISING OUT OF OR RELATED TO THE ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT OR OTHERWISE.
13.Press Release; Public Announcement. Except as contemplated by the immediately following sentence, no Party will issue, or permit any of its Affiliates or its or their respective representatives or agents to issue, any press release or otherwise make, or cause any of its Affiliates or its or their respective representatives or agents to make, any public statement with respect to this Assignment or the transactions contemplated hereby without the prior written consent of the other Party, except in each case where such release or statement is deemed in good faith by such releasing Party to be required by applicable Law or under the rules and regulations of a recognized stock exchange on which shares of such Party or its Affiliate are listed, in which case the disclosing Party shall, to the extent practicable, provide the other Party reasonable time to comment on such press release or public announcement and shall, in good faith, take into consideration any such comments prior to the issuance of any such press release or public announcement. Notwithstanding the foregoing, if the Parties have agreed in writing on any statements to be made publicly with respect to this Assignment and the transactions contemplated hereby, no consent or review by the other Party shall be required in connection with any Party making any such statement at such time.
14.Confidentiality. Except as contemplated by Section 14 or as may otherwise be agreed in writing by the Parties, each Party acknowledges and agrees that (a) Assignor shall remain bound by the terms of Section 10.10 (Confidentiality) of the Company LLC Agreement, as in effect immediately prior to the Closing Date, until the date that is two (2) years after the Closing Date and (b) the term “Confidential Information” thereunder shall be deemed to include the terms of this Assignment, the Ancillary Agreements and the transactions contemplated hereby and thereby.
15.Tax Matters. At the Closing, Assignor shall carry over its Capital Account to Assignee pursuant to Section 9.2(b) of the Company LLC Agreement. The Parties do not expect the transactions contemplated herein to result in any state and local transfer, sales, use, stamp, registration or other similar taxes (“Transfer Taxes”). However, if any Transfer Taxes are imposed on the transfer of the Assigned Interests pursuant to this Assignment, such Transfer Taxes shall be borne equally by Assignor and Assignee. Assignor and Assignee shall cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any such Transfer Taxes.
16.Binding Effect. This Assignment will be binding upon and will inure to the benefit of the Parties and their respective legal successors and permitted assigns.
17.Governing Law; Waiver of Trial by Jury. This Assignment shall be governed by, and shall be construed according to, the laws of the State of Texas, without regard to conflict of law rules. The Parties hereby irrevocably agree and consent to the exclusive jurisdiction of the federal and state courts located in Harris County, Texas with respect to any matter relating to or arising out of this Assignment. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS ASSIGNMENT AND ASSUMPTION IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
18.Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (i) (x) if delivered personally, on the date of delivery or (y) if delivered by e-mail, upon confirmation of transmission by the recipient, in each case, if sent during normal office operating hours on a Business Day (or otherwise on the next Business Day) or (ii) if delivered by a recognized next-day courier service, on the first Business Day following the date of dispatch. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:
If to Assignor, to:

Coffeyville Resources Pipeline, LLC
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attn: [***]
Email: [***]

With a copy to the attention of (which shall not constitute notice):

Coffeyville Resources Pipeline, LLC
2277 Plaza Drive, Suite 500
Sugar Land, TX 77479
Attn:    [***]
Email:    [***]

If to Assignee, to:
Plains Pipeline, L.P.
333 Clay Street, Suite 1900
Houston, Texas 77002
Attn: [***]
E-mail: [***]

With a copy to the attention of (which shall not constitute notice):

Plains Pipeline, L.P.
333 Clay Street, Suite 1900
Houston, Texas 77002
Attn: [***]
E-mail: [***]
19.Assignment; Amendment. This Assignment may not be assigned by either Party without the prior written consent of the other Party. This Assignment may not be amended, supplemented or modified without the written consent of both Parties, and the terms of this Assignment shall not be waived with respect to a Party without the prior written consent of the Party entitled to make such waiver.
20.Expenses. Except as otherwise set forth in this Assignment, each Party shall be responsible for its own costs and expenses in connection with this Assignment and the transactions contemplated herein and for the avoidance of doubt, Assignor shall not be responsible for any amounts payable pursuant to Section 6.8 of the Company LLC Agreement.
21.Counterparts. This Assignment may be executed and delivered in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. A counterpart to this Assignment may be executed electronically or in original form and an electronically executed counterpart shall have the same force and effect as a counterpart executed in original form. The exchange of copies of this Assignment and of signature pages by electronic image scan transmission in .pdf shall constitute effective execution and delivery of this Assignment as to the Parties and may be used in lieu of the original Assignment for all purposes. Signatures of the Parties transmitted by electronic image scan transmission in .pdf shall be deemed to be their original signatures for all purposes.
22.Authority. The Parties hereby acknowledge and agree, on behalf of themselves and their Affiliates, that Assignee has the power and authority to execute and deliver, for and on behalf of the Company, any Ancillary Agreements to be executed and delivered by the Company pursuant to Section 3(b).
23.Entire Agreement. This Assignment and the Ancillary Agreements, together with such amendments as may from time to time be executed in writing by the Parties, constitute the entire agreement between the Parties relating to the subject matter of this Assignment and the Ancillary Agreements and supersede all previous agreements or representations, written or oral between the Parties.
[Signature page follows.]

ASSIGNOR:

Coffeyville Resources Pipeline, LLC

By:     /s/ Mark A. Pytosh
Name: Mark A. Pytosh
Title: Executive Vice President – Corporate Services

ASSIGNEE:

Plains Pipeline, L.P.
By: Plains GP LLC, its general partner

By:     /s/ Jeremy Goebel
Name: Jeremy Goebel
Title: Executive Vice President

Signature Page to Assignment and Assumption of Units

Exhibit A
Pipeline Commitment Agreement
[See attached.]

Exhibit B
Connection Agreement Amendment
[See attached.]

Exhibit C
Broome Connection Agreement
[See attached.]

Exhibit D
Terminalling Agreement Amendment
[See attached.]

Exhibit E
Guarantee Termination
[See attached.]

Exhibit F
Tariff Amendment
[See attached.]